Exhibit 23.4(a)
CONSENT
     The undersigned hereby consents to being named in the registration statement on Form S-1 (Registration No. 333- 171369), in each related prospectus and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”) of HCA Holdings, Inc., a Delaware corporation (the “Company”), as an individual to become a director of the Company and to the inclusion of his biographical information in the Registration Statement.
     In witness whereof, this Consent is signed and dated as of the 16th day of February 2011.

/s/ Jay O. Light
Jay O. Light